Exhibit 99

NORTHWEST SAVINGS BANK 401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2014 and 2013

(With Report of Independent Registered Public Accounting Firm Thereon)

NORTHWEST SAVINGS BANK 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Plan Administrator and Participants
Northwest Savings Bank 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the Northwest Savings Bank 401(k) Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but include supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”). The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
June 26, 2015

NORTHWEST SAVINGS BANK 401(k) PLAN

Statements of Net Assets Available for Benefits

December 31, 2014 and 2013

	2014	2013
Assets:
Cash	$273,487	44,962
Due from brokers	—	19,150
Investments, at fair value	117,672,492	111,828,252
Dividends receivable	12,603	18,898
Notes receivable from participants	2,197,304	2,000,518

Total assets	120,155,886	113,911,780

Liabilities:
Due to brokers	1,232	—

Net assets reflecting investments at fair value	120,154,654	113,911,780

Adjustment from fair value to contract value for fully benefit-responsive investment contracts held in a collective trust fund	(224,110)	(214,167)

Net assets available for benefits	$119,930,544	113,697,613

See accompanying notes to financial statements.

NORTHWEST SAVINGS BANK 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2014 and 2013

	2014	2013

Additions to net assets attributed to:
Net appreciation/ (depreciation) in fair value of investments	$(2,783,538)	19,549,169
Dividends and interest	5,649,754	2,273,272
Total investment income	2,866,216	21,822,441

Interest income on notes receivable from participants	90,910	76,676

Contributions:
Employer (net of forfeitures)	1,635,114	1,555,077
Participants	4,969,350	4,550,175
Rollovers	613,419	1,111,802
Total contributions	7,217,883	7,217,054

Total additions	10,175,009	29,116,171

Deductions from net assets attributed to:
Benefit payments to participants	6,757,870	5,355,776
Net increase prior to transfers	3,417,139	23,760,395

Transfer from Bert Insurance Co.	756,237	—
Transfer from Evans Capital Management, Inc.	1,280,651	—
Transfer from Northwest Savings Bank ESOP	778,904	536,807
Total transfers	2,815,792	536,807

Net increase	6,232,931	24,297,202

Net assets available for benefits:
Beginning of year	113,697,613	89,400,411

End of year	$119,930,544	113,697,613

See accompanying notes to financial statements.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

(1)                                 Description of the Plan

The following description of the Northwest Savings Bank 401(k) Plan (the “Plan”) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

(a)         General

The Plan is a defined contribution plan covering all full-time and part-time employees of Northwest Savings Bank (the “Company”) a subsidiary of Northwest Bancshares, Inc. Northwest Bancshares, Inc.,  a Maryland corporation headquartered in Warren, Pennsylvania, is a federal savings and loan holding company. The Northwest Savings Bank Trust Department is the named trustee of the Plan (the “Trustee”) and is responsible for oversight of the Plan. The investment committee determines the appropriateness of the Plan’s investment offerings and monitors investment performance and reports to the Trustee of the Plan. Full-time and part-time employees who are twenty-one or older are eligible to contribute to the Plan on the first day of employment.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective January 1, 2008, the Plan was amended to be both an employee stock ownership plan (“ESOP”), with respect to that portion of the Plan that holds common stock of Northwest Bancshares, Inc., and a profit sharing plan with respect to the rest of the Plan. All Northwest Bancshares, Inc. shares held within this plan feature are allocated shares.  Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service.  A year of service is defined as 12 consecutive months with at least 1,000 hours of service.  Effective January 1, 2012, the Plan was amended to include temporary employees who otherwise satisfy the eligibility requirement.

(b)         Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under Internal Revenue Code (“IRC”) Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service (“IRS”) ( $17,500 limit in both 2014 and 2013).  Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit.  The maximum catch-up contribution allowable by the IRS was $5,500 in both 2014 and 2013.  Participants may also contribute amounts representing distributions from other qualified retirement plans (rollovers). Participant contributions to the Plan are recorded in the period that payroll deductions are made from the participants. Participants direct the investment of all contributions into various investment options offered by the Plan.  Effective January 1, 2008, all Company contributions are made in cash for the immediate purchase of Northwest Bancshares, Inc. common stock.  Each participant has the ability to immediately diversify this Company contribution portion of their account invested in shares of Northwest Bancshares, Inc. common stock into other investment options available within the Plan. Participants can also elect to have any Company common stock dividends paid out to them in cash or have them automatically reinvested in the Company’s common stock. For the years ended December 31, 2014 and 2013, $627,937 and $94,094 in dividends from Company common stock were paid to participants in cash.

The Company contributes 50% of the first 6% of the base compensation that a participant contributes to the Plan.  Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

during the Plan year.  No discretionary contributions were made for 2014 or 2013.  Contributions are subject to certain limitations.

(c)          Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Company’s matching and discretionary contributions and Plan earnings.  Allocations are based on participant earnings, account balances or specific participant transactions, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)         Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  Vesting in the Company’s matching and discretionary contributions plus earnings thereon is based on years of continuous service.  The vesting schedule is as follows.

Percentage of
Vesting years	interest vested
Fewer than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

(e)          Benefit Payments

Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principal residence, to pay tuition or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence.  At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan.

(f)           Notes Receivable from Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested balance or $50,000. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Northwest Savings Bank published prime rate plus 1% at the time the loan was originated.  All loans are subject to specified repayment terms and must be repaid within a five-year period.  Each participant is granted up to two loans at a time.  At December 31, 2014 and 2013, notes receivable from participants totaled $2,197,304 and $2,000,518, respectively. At December 31, 2014, there were 364 notes receivable from participants with an interest rate of 4.25%.

(g)          Forfeitures

Forfeited non-vested account balances are used to reduce Company contributions or pay Plan expenses.  As of December 31, 2014 and 2013, the forfeited balances available were not significant.  Forfeitures used to offset Company contributions were $78,488 and $30,318 for the years ended December 31, 2014

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

and 2013, respectively.  Forfeitures used to offset Plan expenses were $0 for both the years ended December 31, 2014 and 2013.

(h)         Put Options

The Plan’s ESOP provision provides that participants may invest a portion or all of their account in Company stock. The ESOP provision also contains a put option in accordance with the requirements of the IRC, which is a right for any participant who is otherwise entitled to a distribution from the Plan to require Company stock in their ESOP account be repurchased by the Company if it is not readily tradable on an established market. Participants who elect to invest their account balance in Company stock have voting rights commensurate with their shares and participants are fully vested at all times in dividends paid on acquired Company stock. Participants also have the right to diversify stock in their accounts pursuant to the provisions of the Plan document.

(i)             Voting Rights

Participants are entitled to exercise voting rights attributable to the shares allocated to their account and are notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any allocated share for which instructions have not been given.

(2)                                 Summary of Significant Accounting Policies

(a)         General

The accompanying financial statements are prepared on the accrual basis of accounting.

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The Plan invests in investment contracts through a collective trust fund. The statements of net assets available for benefits as of December 31, 2014 and 2013 present the fair value of the investment in the collective trust fund as well as the adjustment of the investment in the collective trust fund from fair value to contract value relating to fully benefit-responsive investment contracts. The statements of changes in net assets available for benefits for the years ended December 31, 2014 and 2013 are prepared on a contract value basis for fully benefit-responsive investment contracts.

(b)         Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

(c)          Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s investment committee determines the Plan’s valuation policies utilizing information provided by the Plan’s investment advisors. See note 4 for a discussion of fair value measurements.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation/ (depreciation) in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation/ (depreciation) on investments bought and sold as well as held during the year.

(d)         Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.

(e)          Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

(f)            Notes Receivable

Notes receivable are measured at their unpaid principal balance plus accrued unpaid interest. Principal and interest is paid ratably through bi-weekly payroll deductions. Interest income is recorded on an accrual basis. Delinquent notes receivable are recorded as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2014 and 2013.

(g)         Administrative Expenses

The administrative costs of the Plan are paid by the Company or by balances from forfeited non-vested accounts and, as such, are not reflected as expenses of the Plan. Loan processing fees and certain partial distribution fees are paid by participants of the Plan.  These fees are not significant, and are classified within benefit payments to participants in the accompanying statements of changes in net assets available for benefits.

(h)         Recent Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or its Equivalent) (ASU 2015-07). ASU 2015-07 removes the requirement to include investments in the fair value hierarchy for which fair value is measured using net asset value per share practical expedient under Accounting Standards Codification 820. This standard is effective retrospectively for the Plan year ending December 31, 2016 with early adoption permitted. Management is currently evaluating the impact this standard will have on the Plan’s financial statements.

(3)                                 Risk and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

(4)                                 Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis are accounted for using a

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable.  This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3).  When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:

•                  Level 1 — Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•                  Level 2 — Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded.  Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•                  Level 3 — Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Level 3 inputs include the following:

•                  Quotes from brokers or other external sources that are not considered binding;

•                  Quotes from brokers or other external sources where it cannot be determined that market participants would in fact transact for the asset or liability at the quoted price;

•                  Quotes and other information from brokers or other external sources where the inputs are not deemed observable.

The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Plan performs due diligence to understand the inputs used or how the data was calculated or derived.  The Plan corroborates the reasonableness of external inputs in the valuation process.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2014:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds - Equity	$12,474,544	—	—	12,474,544
Mutual funds - Growth	26,015,280	—	—	26,015,280
Mutual funds - Balanced	19,311,922	—	—	19,311,922
Mutual funds - International	4,641,047	—	—	4,641,047
Mutual funds - Index	4,038,539	—	—	4,038,539
Mutual funds - Fixed	4,904,337	—	—	4,904,337
Northwest Bancshares, Inc. common stock	38,762,044	—	—	38,762,044
Collective trust fund	—	7,524,779	—	7,524,779
Total investments	$110,147,713	7,524,779	—	117,672,492

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2013:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds - Equity	$11,098,209	—	—	11,098,209
Mutual funds - Growth	25,051,972	—	—	25,051,972
Mutual funds - Balanced	16,260,844	—	—	16,260,844
Mutual funds - International	4,878,569	—	—	4,878,569
Mutual funds - Index	3,892,530	—	—	3,892,530
Mutual funds - Fixed	4,387,758	—	—	4,387,758
Northwest Bancshares, Inc. common stock	38,359,155	—	—	38,359,155
Collective trust fund	—	7,899,215	—	7,899,215
Total investments	$103,929,037	7,899,215	—	111,828,252

Following is a description of the valuation methodologies used for assets measured at fair value.  There have been no changes in methodologies used at December 31, 2014 and 2013. There were no transfers of investments between Level 1 and Level 2 during the years ended December 31, 2014 and 2013.  The Plan held no Level 3 investments during the years ended December 31, 2014 and 2013.

Mutual funds: Shares of mutual funds are valued at the quoted net asset value (“NAV”) of shares held by the Plan at year end. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Common stock: Investments in common stock held are valued at the quoted market price on the last business day of the year.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

Collective trust fund: The Plan’s investment in a collective trust fund is valued based upon the units of the collective trust fund held by the Plan at year end times the respective unit value. The collective trust fund is valued at the NAV of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment adviser reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business fashion.

The fund invests in guaranteed investment contracts (“GIC”) and security-backed contracts issued by insurance companies and other financial institutions. The fair value of a GIC is based on the present value of future cash flows using the current discount rate. The value of a security-backed contract includes the value of the underlying securities and the value of the wrapper contract. Wrapper contracts provided by a security-backed contract issuer are determined as the present value of the difference between the current wrapper fee and the contracted wrapper fee. The unit value of the collective trust fund is based upon significant observable inputs, although they are not based upon quoted market prices in an active market. The fund’s investment objective is to provide current and stable income while maintaining a stable share value of $1.00. To achieve its investment objective, the fund invests primarily in investment contracts issued by insurance companies, banks or other financial institutions, including investment contracts backed by high-quality fixed income securities. The fund seeks to achieve its objective by diversifying among high credit-quality investments and investment contracts which are structured to smooth market gains and losses over time. The Plan’s investment in the fund is not subject to any withdrawal restrictions, and distributions may be taken at any time. The Plan has no unfunded commitments relating to the fund at December 31, 2014 or 2013.

The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in a different fair value measurement at the reporting date.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

(5)                                 Investments

At December 31, 2014 and 2013, the following investments were held by the Plan:

	2014			2013
	Shares	Fair value		Shares	Fair value
Artisan International Fund	140,646	$4,213,762		148,053	$4,512,642
Cohen Steers Realty Shares Income Fund	2,999	230,488		—	—
Credit Suisse Commodity Return Strategy Fund	20,753	124,728		—	—
DFA Emerging Markets Core Equity Portfolio	6,118	115,748		—	—
DFA International Core Equity Fund	22,688	265,452		28,566	365,927
Dreyfus Midcap Index Fund	4,378	164,630		—	—
FPA Capital Fund, Inc.	141,886	5,620,089		149,543	6,695,056	*
Franklin Small Cap Growth II Fund	135,261	2,622,708		141,926	2,770,398
Glenmede Small Cap Blend Fund	9,567	247,972		—	—
MFS Emerging Markets Debt Fund	3,176	46,085		—	—
PIMCO Foreign Bond Fund	3,917	38,739		—	—
PIMCO High Yield Bond Fund	12,102	110,613		—	—
T. Rowe Price Blue Chip Growth Fund	164,013	11,033,151	*	155,358	10,036,135	*
T. Rowe Price Mid-Cap Growth Fund	80,809	6,096,242	*	76,262	5,550,383
Vanguard 500 Index Fund	21,268	4,038,539		27,662	3,892,530
Vanguard Balanced Index Fund	155,671	4,624,147		144,686	3,942,860
Vanguard Inflation Protected Fund	38,853	512,086		35,028	454,659
Vanguard Retirement Savings Trust Fund	7,300,669	7,524,779	*	7,685,048	7,899,215	*
Vanguard Selected Value Fund	111,317	3,159,179		104,505	2,947,029
Vanguard Target Retirement 2015 Fund	237,492	3,631,259		200,690	2,964,189
Vanguard Target Retirement 2025 Fund	251,728	4,161,063		212,627	3,348,870
Vanguard Target Retirement 2035 Fund	128,054	2,284,495		117,561	1,996,186
Vanguard Target Retirement 2045 Fund	188,569	3,516,806		181,492	3,223,301
Vanguard Target Retirement 2055 Fund	9,284	296,914		5,830	176,934
Vanguard Target Retirement Income Fund	52,092	672,510		48,680	608,504
Vanguard Total Bond Market Index Fund	390,331	4,242,899		372,453	3,933,099
Vanguard Windsor II Fund	140,715	9,315,365	*	124,941	8,151,180	*
Northwest Bancshares, Inc. common stock	3,093,539	38,762,044	*	2,595,342	38,359,155	*
		$117,672,492			$111,828,252

* Investments greater than 5% of net assets available for benefits at fair value at the end of the Plan year.

The Plan’s investments (including gains and losses on investments bought and sold as well as held during the year) appreciated / (depreciated) in value as follows for the years ended December 31, 2014 and 2013:

	2014	2013
Mutual funds	$3,825,903	12,566,904
Common stock	(6,609,441)	6,982,265
	$(2,783,538)	19,549,169

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

Years Ended December 31, 2014 and 2013

(6)                                 Tax Status

A favorable determination letter was received from the IRS on July 18, 2012, stating that the Plan is designed in accordance with Section 401 (a) of the Internal Revenue Code (“IRC”), and the related trust is exempt from tax under Section 501(a) of the IRC.  Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014 and 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

(7)                                 Northwest Savings Bank Employee Stock Ownership Plan

Beginning January 1, 2004, certain qualified participants in the Northwest Savings Bank Employee Stock Ownership Plan (“ESOP”) were eligible to diversify a portion of their Northwest Bancshares, Inc. holdings in the ESOP.  Participants who elect to diversify their portion of their ESOP balance agree to in-kind transfer that portion of their ESOP balance to the Plan.  Following the transfer, participants are entitled to reinvest this balance in any of the Plan’s investment options, including Northwest Bancshares, Inc. common stock.   For the years ended December 31, 2014 and 2013, assets of $778,904 and $536,807, respectively, were transferred from the ESOP to the Plan as part of this diversification plan.

(8)                                 Related Party and Party-In-Interest Transactions

Certain plan investments consist of shares of Northwest Bancshares, Inc. common stock and loans to participants which are secured by the balances in the participant accounts.  In addition, all significant expenses of the Plan are paid by Northwest Savings Bank, including payments to Northwest Retirement Services, a related party of Northwest Savings Bank. Northwest Savings Bank is the Plan Sponsor, and Northwest Bancshares, Inc. is the Parent Company of the Plan Sponsor; and therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA.

During 2014, the Plan purchased 844,423 shares of Company common stock at an aggregate cost of $11,560,196 and sold 399,036 shares of Company common stock for total proceeds of $5,248,960.  During 2014, 58,370 shares were transferred in to the Plan from the Northwest Savings Bank ESOP and 5,560 shares were transferred out of the Plan to participants’ individual brokerage accounts.  During 2013, the Plan purchased 311,838 shares of Company common stock at an aggregate cost of $4,104,724 and sold 407,998 shares of Company common stock for total proceeds of $5,419,448.  During 2013, 43,048 shares were transferred in to the Plan from the Northwest Savings Bank ESOP and 1,307 shares were transferred out of the Plan to participants’ individual brokerage accounts.  Plan participants received $4,672,972 and $1,311,900 in dividends on Company common stock during 2014 and 2013, respectively.

NORTHWEST SAVINGS BANK 401(k) PLAN

EIN:  25-0368460
Plan Number:  002

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2014

Identity of issue,
borrower, lessor, or	Description of investments including maturity date,		Current
(a) similar party (b)	rate of interest, collateral, par or maturity value (c)	Cost (d)	value (e)
	Mutual funds:
Artisan Partners	Artisan International Fund	N/R	$4,213,762
Cohen Steers	Cohen Steers Realty Shares Income Fund	N/R	230,488
Credit Suisse Group	Credit Suisse Commodity Return Strategy Fund	N/R	124,728
Dimensional Fund Advisors	DFA Emerging Markets Core Equity Portfolio	N/R	115,748
Dimensional Fund Advisors	DFA International Core Equity Fund	N/R	265,452
Dreyfus Corporation	Dreyfus Midcap Index Fund	N/R	164,630
FPA Investments	FPA Capital Fund, Inc.	N/R	5,620,089
Franklin Templeton	Franklin Small Cap Growth II Fund	N/R	2,622,708
Glenmede Investment Management	Glenmede Small Cap Blend Fund	N/R	247,972
MFS Investment Management	MFS Emerging Markets Debt Fund	N/R	46,085
PIMCO Advisors	PIMCO Foreign Bond Fund	N/R	38,739
PIMCO Advisors	PIMCO High Yield Bond Fund	N/R	110,613
T. Rowe Price	T. Rowe Price Blue Chip Growth Fund	N/R	11,033,151
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	6,096,242
The Vanguard Group	Vanguard 500 Index Fund	N/R	4,038,539
The Vanguard Group	Vanguard Balanced Index Fund	N/R	4,624,147
The Vanguard Group	Vanguard Inflation Protected Fund	N/R	512,086
The Vanguard Group	Vanguard Selected Value Fund	N/R	3,159,179
The Vanguard Group	Vanguard Target Retirement 2015 Fund	N/R	3,631,259
The Vanguard Group	Vanguard Target Retirement 2025 Fund	N/R	4,161,063
The Vanguard Group	Vanguard Target Retirement 2035 Fund	N/R	2,284,495
The Vanguard Group	Vanguard Target Retirement 2045 Fund	N/R	3,516,806
The Vanguard Group	Vanguard Target Retirement 2055 Fund	N/R	296,914
The Vanguard Group	Vanguard Target Retirement Income Fund	N/R	672,510
The Vanguard Group	Vanguard Total Bond Market Index Fund	N/R	4,242,899
The Vanguard Group	Vanguard Windsor II Fund	N/R	9,315,365
	Total mutual funds		71,385,669

The Vanguard Group	Collective trust fund:
	Vanguard Retirement Savings Trust Fund	N/R	7,524,779
	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock	N/R	38,762,044
* Plan participants	Loans to participants (364 loans outstanding at 4.25% with maturity dates through 2019)	$—	2,197,304
			$119,869,796

N/R — Participant directed investment, cost not required to be reported
* - Parties in interest — as defined by ERISA